March 1, 2023

Harbor Funds Distributors, Inc.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606-4302

Re:    Distribution Agreement (the “Agreement”)

Ladies and Gentlemen:

Attached is an amendment to the Agreement dated July 1, 2013, as amended, between Harbor Funds (the “Trust”) and you. Pursuant to §15 of the Agreement, the Trust proposes that the Agreement be amended to replace Exhibit A to the Agreement which lists all of the series of the Trust which are included in and are covered by the Agreement.

Please indicate your acceptance of the foregoing by executing the two originals of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

Harbor Funds

By:	/s/ Erik D. Ojala
Erik D. Ojala
Chief Compliance Officer

Agreed and Accepted: Harbor Funds Distributors, Inc.

By:	/s/ Charles F. McCain
Charles F. McCain
Chief Executive Officer

EXHIBIT A

Harbor Funds:

1.	Harbor Capital Appreciation Fund
2.	Harbor Convertible Securities Fund
3.	Harbor Core Bond Fund
4.	Harbor Core Plus Fund
5.	Harbor Disruptive Innovation Fund
6.	Harbor Diversified International All Cap Fund
7.	Harbor Global Leaders Fund
8.	Harbor International Fund
9.	Harbor International Core Fund
10.	Harbor International Growth Fund
11.	Harbor International Small Cap Fund
12.	Harbor Large Cap Value Fund
13.	Harbor Mid Cap Fund
14.	Harbor Mid Cap Value Fund
15.	Harbor Small Cap Growth Fund
16.	Harbor Small Cap Value Fund

P.O. Box 804660 | Chicago, I llinois 60680-4108

800-422-1050 | www.harborfunds.com

Distributed by Harbor Funds Distributors, Inc.